EXHIBIT 16.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street Ste 1100 Denver, Colorado 80246

March 13, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of Blue Chip Technologies Corp. (the Company) and issued financial statements for the years ended December 31, 2022 and 2021, respectively. On March 12, 2024, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 13, 2024, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

Denver, Colorado PCAOB # 6778 March 13, 2024

blaze@griesandassociates.com 501 S. Cherry Street Suite 1100, Denver, Colorado 80246 (O)720-464-2875 (M)773-255-5631 (F)720-222-5846